Exhibit 107

Calculation of Filing Fees Table

Form S-8

(Form Type)

Activision Blizzard, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, par value $0.000001 per share	Other	10,055,358 shares	$81.49	$819,411,123.42	$92.70 per $1,000,000	$75,959.41
Total Offering Amounts					$819,411,123.42		$75,959.41
Total Fee Offsets							—
Net Fee Due							$75,959.41

(1)	Represents shares issuable pursuant to the Amended and Restated Activision Blizzard, Inc. 2014 Incentive Plan (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may become available for issuance pursuant to the Plan as a result of the antidilution provisions contained therein.

(2)	The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended, based upon the average of the daily high and low prices of shares of the registrant’s common stock on February 22, 2022, as reported on the Nasdaq Global Select Market.